Exhibit 3

SHARE PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of March 5, 2025 (the “Signing Date”), is between Sea Synergy Limited, a company incorporated under the laws of British Virgin Islands (the “Seller”), and VAST FAME GLOBAL LIMITED, a company incorporated under the laws of the British Virgin Islands (the “Purchaser”).

WHEREAS, on the terms and conditions set forth in this Agreement, the Seller desires to sell, and the Purchaser desires to purchase 68,490,122 Class A ordinary shares, equivalent to 45,660,081 ADS of Highest Performances Holdings Inc. (the “Consideration Shares”), a Cayman Islands exempted company (the “Company”) (the “Class A ordinary shares”, the “Securities”).

NOW THEREFORE, the parties hereby agree as follows:

Section I

PURCHASE AND SALE OF SECURITIES

1.01 Sale of Securities. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Seller agrees to sell, assign, transfer and deliver to the Purchaser the Securities, and the Purchaser agrees to purchase the Securities.

1.02 Total Purchase Price. In full consideration of the sale of the Class A ordinary shares by the Seller, the Purchaser shall pay to the Seller US$ 7,442,593.2 (the “ADS Purchase Price”) on the basis of US$ 0.163 per ADS (the “Per ADS Price”).

1.03 Delivery of Securities and Payment of Total Purchase Price.

(a) The Seller shall, by executing and delivering share transfer forms evidencing the transfer, deliver to the Purchaser the Securities on or prior to March 31, 2025.

(b) The Purchaser shall pay 100% of the Total Purchase Price to bank account of the Seller or designated by the Seller on or prior to April 30, 2025.

(c) The Seller shall use its best effort to cause the register of members of the Company be updated to reflect the Securities being delivered to the Purchaser so that the Purchaser shall have the rights of a shareholder of the Company and have full title and rights to any Securities that have been delivered, including but not limited to, the rights to dividends and distributions, voting rights, rights of disposal and entitlements to any and all economic benefits.

Section II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.01 In order to induce the Purchaser to purchase the Securities, the Seller represents and warrants to the Purchaser as follows on the Signing Date and delivery dates:

(a) Existence. The Seller is duly organized and validly existing under the laws of the jurisdiction of its formation, and has full power and authority to sell the Securities and to enter into and perform its obligations under this Agreement.

(b) Authorization. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary partnership or limited liability company (as applicable) action on the part of the Seller. No consent, approval, license from, or exemption of, and no registration, qualification, designation, declaration or filing with, any court or governmental department, commission, board, bureau, agency or instrumentality, or any other party, which has not been obtained as of the date hereof, is or will be necessary for the valid execution and delivery by the Seller of this Agreement, or the consummation by the Seller of the transactions contemplated by this Agreement.

(c) No Conflict with Other Instruments. Neither the execution and delivery by the Seller of this Agreement, the consummation by the Seller of the transactions contemplated by this Agreement, nor the compliance by the Seller with the terms and conditions of this Agreement, will (i) violate any provision of the Seller’s organizational documents, as amended to date; (ii) violate or conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court, arbitrator or governmental instrumentality to which the Seller is bound; or (iii) violate or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or entitle any party to terminate any or all of the provisions of, or cause the acceleration of or entitle any party to accelerate the performance required by, or cause the acceleration of or entitle any party to accelerate the maturity of any debt or obligation pursuant to, any contract, agreement, arrangement, commitment or restriction of any kind to which the Seller is a party or by which the Seller is bound.

(d) Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by the Seller; and this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the enforceability of this Agreement may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforceability of creditors’ rights generally, or by general principles of equity.

(e) Title to Securities. The Seller owns, and has valid title to, the Securities being sold by the Seller to the Purchaser free and clear of all rights, liens, charges, encumbrances, guarantees, pledges, options, or other restrictions of any kind (“Liens”), other than restrictions imposed under applicable securities laws and restrictions created by the Purchaser. Upon the Seller’s delivery of executed share transfer forms to the Purchaser as set forth in Section 1.03, the Purchaser will acquire valid title to such Securities free and clear of all Liens, other than restrictions imposed under applicable securities laws and restrictions created by the Purchaser.

(f) Litigation. There is no (i) action, suit, claim, proceeding or investigation pending or, to the Seller’s knowledge, threatened against or affecting, the Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Seller, or (iii) governmental inquiry pending, or to the Seller’s knowledge threatened, against or affecting the Seller, any of which, if adversely determined, would invalidate or prevent the performance by the Seller of the transactions contemplated by this Agreement.

2.02 No Other Representations or Warranties. Except for the representations and warranties contained in Section 2.01, the Seller makes no express or implied representation or warranty to the Purchaser.

Section III

REPRESENTATIONS, WARRANTIES OF THE PURCHASER

3.01 In order to induce the Seller to sell the Securities, the Purchaser represents and warrants to the Seller as follows on each of the Signing Date and payment dates:

(a) Existence. The Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of its formation, and has full power and authority to acquire the Securities and to enter into and perform its obligations under this Agreement.

(b) Authorization. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser. No consent, approval, license from, or exemption of, and no registration, qualification, designation, declaration or filing with, any court or governmental department, commission, board, bureau, agency or instrumentality, or any other party, which has not been obtained as of the date hereof, is or will be necessary for the valid execution and delivery by the Purchaser of this Agreement, or the consummation by the Purchaser of the transactions contemplated by this Agreement.

(c) No Conflict with Other Instruments. Neither the execution and delivery by the Purchaser of this Agreement, the consummation by the Purchaser of the transactions contemplated by this Agreement, nor the compliance by the Purchaser with the terms and conditions by this Agreement, will (i) violate any provision of the Purchaser’s articles of association or by-laws, in each case as amended to date; (ii) violate or conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court, arbitrator or governmental instrumentality to which the Purchaser is bound; or (iii) violate or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or entitle any party to terminate any or all of the provisions of, or cause the acceleration of or entitle any party to accelerate the performance required by, or cause the acceleration of or entitle any party to accelerate the maturity of any debt or obligation pursuant to, any contract, agreement, arrangement, commitment or restriction of any kind to which the Purchaser is a party or by which the Purchaser is bound.

(d) Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by the Purchaser, and this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforceability of creditors’ rights generally, or by general principles of equity.

(e) Litigation. There is no (i) action, suit, claim, proceeding or investigation pending or, to the Purchaser’s knowledge, threatened against or affecting, the Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Purchaser, or (iii) governmental inquiry pending, or to the Purchaser’s knowledge threatened, against or affecting the Purchaser, any of which, if adversely determined, would invalidate or prevent the performance by the Purchaser of the transactions contemplated by this Agreement.

(f) Securities Law. The Purchaser is either (i) not a U.S. Person (as defined in Rule 902 of Regulation S under the Securities Act, as amended (the “Securities Act”)) and is purchasing the Securities in an offshore transaction (as defined in Rule 402 of Regulation S) or (ii) an “accredited investor” within the meaning in Rule 501 of Regulation D under the Securities Act. The Purchaser has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the transactions contemplated hereunder and can bear the economic risk of its investment in the Securities.

3.02 No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.01, the Purchaser makes no express or implied representation or warranty to the Seller.

Section IV

MISCELLANEOUS

4.01 Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transaction contemplated hereby for a period of 12 months after April 30, 2025. All covenants and other agreements of the parties contained herein shall survive the execution and delivery of this Agreement and the closing of the transaction contemplated hereby until fully performed or fulfilled.

4.02 Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements between them, whether written or oral, with respect to its subject matter.

4.03  Amendments. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Purchaser or the Seller from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Purchaser and the Seller, and (ii) only in the specific instance and for the specific purpose for which made or given. Neither the Purchaser nor the Seller shall assign any of its rights or obligations under this Agreement without the written consent of the other parties hereto.

4.04 Fees and Expenses. Each of the parties hereto shall pay its own fees and expenses incurred in connection with this Agreement or otherwise.

4.05 Public Announcements. None of the Parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior consent of the Company.

4.06 Governing Law. This Agreement and the rights and obligations of the parties under it shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the rules and principles of conflicts of laws thereof.

4.07 Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, performance breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any party to the dispute with notice (the “Arbitration Notice”) to the other parties.

(a) The Dispute shall be settled in Hong Kong in a proceeding conducted in English by one (1) arbitrator from the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

(b) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents reasonably requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(c) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(d) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

4.08 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the party or parties to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next Business Day following delivery if sent by courier or on the day of attempted delivery by postal service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to the Purchaser, at:	VAST FAME GLOBAL LIMITED

Email: oh5856@126.com

If to the Seller, at:	Sea Synergy Limited

Email: 409876215@qq.com

Any party may change its address for purposes of this Section 4.08 by giving the other parties hereto written notice of the new address in the manner set forth above.

4.09 Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by email or facsimile is to be treated as an original document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VAST FAME GLOBAL LIMITED

By:	/s/ Karen Wang
Name:	Karen Wang
Title:	Director

Sea Synergy Limiteds

By:	/s/ Yinan Hu
Name:	Yinan Hu
Title:	Director